Exhibit 99.1

newsrelease

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Contacts:
Media: Steven Campanini	(469) 893-6321
Investors: Thomas Rice	(805) 563-7188

BRENDA J. GAINES NAMED TO TENET’S BOARD OF DIRECTORS

DALLAS – March 7, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that Brenda J. Gaines, retired president and chief executive officer of Diners Club North America, has been named to the company’s board of directors, effective March 9, 2005.

Gaines, 55, retired in March 2004 from her positions at Diners Club, a unit of Citigroup.  She had worked in various executive posts within Citigroup for 16 years.  Before that, she served in a number of management positions for the city of Chicago, including deputy chief of staff to the late Mayor Harold Washington.

“We are delighted to welcome Brenda to our board,” said Edward A. Kangas, Tenet’s non-executive chairman.  “Her unique background as an executive in both the corporate and civic worlds should be of enormous benefit to Tenet, and we look forward to her counsel and advice.”

Trevor Fetter, Tenet’s president and chief executive officer, said, “Brenda Gaines brings to Tenet a remarkable breadth and depth of experience and her own personal success story.  She will be a strong, independent voice on our board.”

Gaines also serves currently on the boards of CNA Financial Corp., Office Depot Inc., the March of Dimes and the Economic Club of Chicago.  In 2002, Fortune Magazine recognized her as one of the “Most Powerful Black Executives in America,” and Black Enterprise Magazine included her as one of its “Top 50 Blacks in Corporate America.”

Gaines began her career in 1970 with the U.S. Department of Housing and Urban Department, rising to become the Chicago deputy regional administrator in 1980.  She served as head of the Chicago Department of Housing under Mayor Washington from 1983 to 1985, and as Washington’s deputy chief of staff from 1985 until his death in 1987.  She joined Citibank in 1988 and became senior vice president of its Diners Club unit in 1992.  She was elevated to president of Diners Club in 1999.

Gaines holds a bachelor’s degree from the University of Illinois at Champaign-Urbana, and a master’s degree in public administration from Roosevelt University in Chicago.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.